                                   EXHIBIT 4.6

                               AMENDMENT NO. 3 TO
                       THE BON-TON DEPARTMENT STORES, INC.
                     PROFIT SHARING/RETIREMENT SAVINGS PLAN


                  WHEREAS, THE BON-TON DEPARTMENT STORES, INC. a Pennsylvania corporation (hereinafter referred to as the "Company") established The Bon-Ton Stores, Inc. Profit-Sharing/Retirement Savings Plan ("Plan"); and

                  WHEREAS, forfeitures under the Plan arising from matching contributions are allocated only to employees who made matching contributions and were employed on the last day of the Plan Year; and

                  WHEREAS, the Company is terminating the Hess's Department Stores, Inc. Employees' Pension Plan ("Hess Plan"); and

                  WHEREAS, the Company intends to make a transfer of assets in accordance with Section 4980(d) of the Internal Revenue Code of 1986, as amended ("Code") from the Hess Plan to the Plan; and

                  WHEREAS, the Company desires to amend the Plan to clarify its intentions with respect to matching contributions, the allocation of forfeitures, the limits on after-tax contributions and to provide for the transfer of assets from the Hess Plan in accordance with the provisions of Code
Section 4980 (d); and

                  WHEREAS, Section 12(a) of the Plan authorizes the Company to amend the Plan.

                  NOW, THEREFORE, the Plan is hereby amended as follows:

                  1. Subsection 4(k) of the Plan is hereby amended to clarify the treatment of forfeitures effective January 1, 1994 to read:

                  "(k) Forfeitures. Amounts which have been forfeited from a Member's Company Contribution Account in any Plan Year pursuant to the provisions of subsection 4(n), 8(d) or 8(e) hereof shall be allocated among the Members who both (i) made salary reduction contributions under subsection 4(f) for the Plan Year in proportion to their respective contributions under subsection 4(f) for such Plan Year and (ii) were employed by a Participating Company or Related Entity on the last day of the Plan Year. Forfeitures under this subsection shall be allocated to a Member by multiplying the total forfeitures to be allocated by a percentage equal to the Member's Company matching contributions for the Plan Year as a percentage of the total of all Company matching contributions made for the Plan Year. Such amounts shall be treated as additions to the Member's Company Contribution Account."

                  2. Subsection 4(m)(i) of the Plan is amended, effective as of January 1, 1994 to read:

                  "(i) Amount. Each Member shall be eligible to make non-deductible Member contributions to the Fund for such Plan Year in an amount not in excess of 5% of such Member's compensation for the Plan Year. However, the permitted contribution under this subsection shall be reduced to the extent necessary to preclude the sum of the contributions made under subsection 4(f), 4(j) and this subsection from exceeding the limitations of subsection 5. To the extent feasible, any such excess shall be refunded by the Participating Companies to the Member before contribution to the Fund to the extent necessary to avoid reduction of the allocation provided for in subsection 5(a)."

                  3. The Plan is hereby amended, effective January 1, 1997 by adding the following new Section 19 to read:

                  "19.     4980 SUSPENSE ACCOUNT

                  (a) Establishing the Account. The 4980 Suspense Account shall be established to receive a transfer of assets from the Hess's Department Stores, Inc. Employees' Pension Plan ("Hess Plan"). The assets held in the 4980 Suspense Account shall be invested by the Trustee at the direction of the Committee.

                  (b) Allocations. All amounts credited to the 4980 Suspense Account, including earnings allocable to the 4980 Suspense Account, shall be allocated to the accounts of Members as Profit Sharing Contributions and/or Matching Contributions in an amount and type determined by the Company in its sole discretion, subject to the limitations and provisions of the Plan which apply to Profit Sharing Contributions and Matching Contributions. Notwithstanding anything herein to the contrary, all amounts allocated to the 4980 Suspense Account must be allocated to Member accounts at the Company's sole discretion, either (I) in the Plan Year of the transfer of assets from the Hess Plan to the Plan or (ii) at a rate that is no less rapid than ratably over the seven year period beginning with year of the transfer of the assets from the Hess Plan to the Plan. Earnings credited to the 4980 Suspense Account shall be allocated no less rapidly then ratably over the remainder of the allocation period used by the Company.

                  (c) Limitations on Allocations. Any amount to be allocated to a Member under this section which cannot be allocated to a Member before the end of the close of the seven year period described in subsection 19(b) because of the limitations described in Section 5 shall be allocated to the accounts of other Members subject to the limitations of Section 5.

                  (d) Plan Termination. Any amounts credited to the 4980 Suspense Account which have not been allocated to Member accounts as of the date of the termination of the Plan shall be allocated to the accounts of Members in accordance with the provisions of subsection 19(c). If any such amounts cannot be allocated to Members because of the limitations of
                           Section 5 such amounts shall be treated in accordance with the provisions of Code Section 4980(d)(2)(C)(iv)(II)."

                  4. In all other respects the Plan is hereby ratified and confirmed.

                  IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 3rd day of February, 1997.


ATTEST:                                   THE BON-TON DEPARTMENT STORES, INC.

/s/ Robert E. Stern,                      By /s/ Michael L. Gleim
-----------------------------                ------------------------------
Secretary                                    Vice Chairman and C.O.O.

[Corporate Seal]